Exhibit 99.1
SEVERANCE AGREEMENT AND RELEASE OF ALL CLAIMS
This Severance Agreement and Release of All Claims (this “Agreement”) is made and entered into by and between Michael A. Sicuro (“Employee”) and Progressive Gaming International Corporation formerly known as Mikohn Gaming Corporation (hereinafter sometimes referred to as “Company” or “PGIC”) this 15th day of June, 2006.
WITNESSETH:
WHEREAS, Employee and PGIC are parties to the Amended and Restated Employment Agreement entered August 10, 2004;
WHEREAS, Employee is employed by PGIC as its Executive Vice President and Chief Financial Officer, Treasurer and Secretary;
WHEREAS, Employee and PGIC wish to terminate their employment relationship;
WHEREAS, the parties have agreed that Employee’s employment with PGIC will terminate effective June 16, 2006; and
WHEREAS, Employee and PGIC desire to settle fully and finally all potential issues and claims that may exist between them.
NOW THEREFORE, in consideration of the mutual covenants and promises herein contained and other good and valuable consideration, receipt of which is hereby acknowledged, it is hereby agreed by and between the parties as follows:
1.	No Admission. This Agreement and compliance with this Agreement shall not be construed as an admission by Company of any liability whatsoever, or as an admission of any violation of Employee’s rights or the rights of any person, or the violation of any order, law, statute, duty, or contract whatsoever against Employee or any person. Company specifically disclaims any liability to Employee or to any other person for any alleged violation of the rights of Employee or any person, or for any alleged violation of any order, law, statute, duty, or contract on the part of Company, its employees or agents or related companies or their employees or agents.
2.	Waiver of Waiting Period. Employee understands and agrees that he has the opportunity to consider this Agreement for a full twenty-one (21) days from its receipt and that he did not execute this Agreement without first being advised in writing to consult with an attorney. By signing on any date prior to the expiration of the twenty-one (21) day period, Employee voluntarily elects to forego waiting twenty-one (21) full days to sign this Agreement.
3.	Consideration. In consideration for entering this Agreement, Company agrees to provide to Employee the following:
a.	Between ten (10) days and fourteen (14) days after Employee delivers to Company an executed copy of this Agreement and so long as Employee has not exercised his right of revocation as described in Section 8.g below, Company will pay to Employee severance in an amount equal to twenty-four (24) months of Employee’s Base Salary as of the date of this Agreement for a total amount of $607,000.00, less applicable and appropriate withholdings customarily withheld from payroll (hereinafter the “Severance Amount”), with such amounts to be paid over a period of twenty-four (24) months in accordance with the current payroll schedule that Employee has been paid through the date of this Agreement commencing with the execution of this Agreement.

b.	Between ten (10) days and fourteen (14) days after Employee delivers to Company an executed copy of this Agreement and so long as Employee has not exercised his right of revocation as described in Section 8.g below, Company will pay to Employee the sum of $50,000.00 (including a “gross up” amount to cover Employee’s personal income taxes payable in connection therewith) for relocation expenses.

c.	Company shall also reimburse Employee for reasonable expenses associated with outplacement employment activities for Employee.

d.	As of the date of this Agreement, Employee has been granted 250,000 stock options with an exercise price of $4.84 per share; and 30,000 stock options with an exercise price of $12.90 per share. All of Employee’s 280,000 stock options granted as of the date of this Agreement shall vest fully as of the date of this Agreement and such options shall expire on the second anniversary of the date of this Agreement.

e.	As of the date of this Agreement, Employee has been granted 100,000 shares of restricted stock with a share price of $4.84 per share; and 15,000 shares of restricted stock with a share price of $12.90 per share. All of Employee’s 48,333 unvested restricted shares shall continue to vest fully in accordance with the Company’s applicable restricted stock plan.

f.	The Company shall provide Employee an amount equal to Employee’s COBRA health insurance premiums for the 18 month period beginning the first day of the first month that Employee’s medical benefits cease with the Company.

g.	The above stated consideration will serve to constitute full and complete settlement of all claims and potential claims against Company to which Employee may otherwise be entitled to receive. Employee agrees that the foregoing payments shall constitute the entire amount of monetary consideration provided to him under this Agreement and that he will not seek any further compensation for any other claimed damage, costs, or attorneys’ fees in connection with the matters encompassed in this Agreement or under the terms of the Amended and Restated Employment Agreement entered August 10, 2004.

h.	Employee acknowledges and agrees that Company has made no representations to him regarding the tax consequences of any amounts received by him pursuant to this Agreement. Employee agrees to pay federal or state taxes, if any, which are required by law to be paid with respect to the severance payment. Employee further agrees to indemnify and hold Company harmless from any claims, demands, deficiencies, levies, assessments, executions, judgments or recoveries by any governmental entity against Company for any amounts claimed due on account of this Agreement or pursuant to claims made under any federal or state tax laws, and any costs, expenses or damages sustained by Company by reason of any such claims, including any amounts paid by Company as taxes, attorneys’ fees, deficiencies, levies, assessments, fines, penalties, interest or otherwise.
i.	Employee represents that prior to the receipt of any amounts or benefits set forth in this Section, he will return to Company all files, records, documents, drawings, specifications, client lists, equipment and property, any and all inventory, graphics, designs, and similar items relating to the business of Company.
4.	No Pending Actions. Employee represents that he has not filed any complaints, claims, or actions against Company, its officers, agents, directors, supervisors, employees, or representatives with any state, federal, or local agency or court as of the date of execution of this Agreement.

5.	Non-Disparagement and Confidentiality.
a.	Employee and Company agree not to make defamatory or disparaging statements about the other party, including any owners, officers, executives or employees which denigrate the other’s services, financial status, or operation, or which in any way damages the other in any business or professional relationship.

b.	Employee and Company agree that they will keep the fact, terms, and amount of this Agreement completely confidential and that they will not hereafter disclose any information concerning this Agreement to anyone other than their respective attorneys and/or tax advisors, provided that any party hereto may make such disclosures as are required by law and as are necessary for legitimate law enforcement or compliance purposes.

c.	Employee and Company agree and acknowledges that they continue to be bound by the following provisions of the Amended and Restated Employment Agreement entered August 10, 2004: Section 7 (“Covenant of Confidentiality”), Section 8 (“Covenant of Non-Disclosure”), Section 9 (“Covenant of Non-Solicitation”); Section 10 (“Covenant of Cooperation”), Section 11 (“Covenant of Non-Competition”), Section 12 (“Rights to Inventions”), Section 13 (“Remedies”) Section 14 (“Survivability”) Section 15(a) (“Arbitration”), and Section 18 (“Indemnification”).
6.	Release. Except as to the obligations created by this Agreement, Employee hereby irrevocably and unconditionally releases and forever discharges Company and each and all of its officers, agents, directors, supervisors, employees, representatives, parent, subsidiary, and affiliated companies and their successors and assigns and all persons acting by, through, under, or in concert with any of them from any and all charges, complaints, claims, and liabilities of any kind or nature whatsoever, known or unknown, suspected or unsuspected (hereinafter referred to as “claim” or “claims”) which Employee at any time heretofore had or claimed to have or which Employee may have or claim to have regarding events that have occurred as of the date of this Agreement, including, without limitation, any and all claims related or in any manner incidental to Employee’s employment with Company, the termination of the employment relationship therefrom, or with respect to the Amended and Restated Employment Agreement entered by the parties or August 10, 2004. It is expressly understood by Employee that among the various rights and claims being waived in this release are those arising under the Age Discrimination in Employment Act of 1967 (29 U.S.C. § 621, et seq.).
7.	Waiver. The parties understand the word “claims” to include all actions, claims, and grievances, whether actual or potential, known or unknown, and specifically but not exclusively all claims arising out of Employee’s employment with Company, the termination of that employment relationship, or the Amended and Restated Employment Agreement entered by the parties on August 10, 2004. All such claims (including related attorneys’ fees and costs) are forever barred by this Agreement, without regard to whether those claims are based on any alleged breach of a duty arising in a statute, contract, or tort; any alleged unlawful act, including, without limitation, the Age Discrimination in Employment Act of 1967; the Older Workers Benefit Protection Act; Title VII of the Civil Rights Act of 1964; the Family Medical Leave Act; the Americans With Disabilities Act; and Nevada state laws prohibiting discrimination in employment including, but not limited to NRS 613.300 et seq. Employee, with full understanding of the rights afforded to him under each of these Acts, statutes and claims for relief, hereby waives any right to assert a claim for any relief available under these Acts, statutes or claims (including but not limited to back pay, attorneys’ fees, damages, reinstatement and/or other injunctive relief) that he may otherwise recover based upon any alleged violation(s) of these Acts, or any other claim or cause of action regardless of the forum in which it might be brought.
8.	Employee’s Representations. Employee understands and agrees that he:
a.	Has had a full twenty-one (21) days within which to consider this Agreement before executing it.

b.	Has carefully read and fully understands all of the provisions of this Agreement.

c.	Is, through this Agreement, releasing Company from any and all claims he may have against Company.

d.	Knowingly and voluntarily agrees to all of the terms set forth in this Agreement.

e.	Knowingly and voluntarily intends to be legally bound by the same.

f.	Was advised and hereby is advised in writing to consider the terms of this Agreement and consult with an attorney of his choice prior to executing this Agreement.

g.	Has a full seven (7) days following the execution of this Agreement to revoke this Agreement and has been and hereby is advised in writing that this Agreement shall not become effective or enforceable until the revocation period has expired. Employees acknowledges and agrees that such revocation must be received via hand delivery, facsimile, or overnight express delivery to Robert B. Ziems, Executive Vice President and General Counsel.

h.	Understands that rights or claims under the Age Discrimination in Employment Act of 1967 (29 U.S.C. § 621, gt seq.) that may arise after the date this Agreement is executed are not waived.

i.	He shall be available at Company’s reasonable request to assist Company with the transition of a replacement Chief Financial Officer for the Company and with the finalizing other pending matters that Employee has been involved with and that the Company reasonably believes that Employee’s assistance will provide a benefit to the Company (i.e. securing an additional credit facility for the Company). Such assistance by Employee shall be at no additional cost to the Company other than reasonable reimbursement of Employee’s costs (travel, meals, etc.) incurred to provide such assistance.
9.	Entire Agreement. This Agreement sets forth the entire agreement between the parties hereto and fully supersedes any and all prior agreements or understandings, written or oral, between the parties hereto pertaining to the subject matter hereof. The parties hereto represent and acknowledge that in executing this Agreement they do not rely and have not relied upon any representation or statement made by any of the parties or by any of the parties’ agents, attorneys, or representatives with regard to the subject matter, basis, or effect of this Agreement or otherwise, other than those specifically stated in this written Agreement.
10.	Assignment. This Agreement shall be binding upon the parties hereto and upon their heirs, administrators, representatives, executors, successors, and assigns, and shall inure to the benefit of said parties and each of them and to their heirs, administrators, representatives, executors, successors, and assigns. Employee expressly warrants that he has not transferred to any person or entity any rights, causes of action, or claims released in this Agreement.
11.	Enforceability. Should any provision of this Agreement be declared or be determined by any court of competent jurisdiction to be wholly or partially illegal, invalid, or unenforceable, the legality, validity, and enforceability of the remaining parts, terms, or provisions shall not be affected thereby, and said illegal, unenforceable, or invalid part, term, or provision shall be deemed not to be a part of this Agreement.

12.	Choice of Law. This Agreement shall be interpreted in accordance with the plain meaning of its terms and not strictly for or against any of the parties hereto. Additionally, this Agreement shall be governed by the laws of the State of Nevada.
13.	Counterparts. This Agreement may be executed in counterparts with the same force and effect as if all signatures were set forth in a single instrument. This Agreement may be executed on facsimile copies with the same force and effect as an executed original of the same.

Dated: June 15, 2006		/s/ Michael A. Sicuro MICHAEL A. SICURO

PROGRESSIVE GAMING INTERNATIONAL CORPORATION

Dated: June 15, 2006	By:	/s/ Robert B. Ziems

Robert B. Ziems
Executive Vice President and General Counsel